Filed pursuant to Rule 424(b)(3)
Registration No. 333-260447
PROSPECTUS SUPPLEMENT NO. 4
(to Prospectus dated November 3, 2021)

BENSON HILL, INC.

Primary Offering of
10,062,500 Shares of Common Stock Issuable Upon Exercise of Warrants
Secondary Offering of
89,628,274 Shares of Common Stock

This prospectus supplement supplements the prospectus dated November 3, 2021, as amended (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-260447). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale by the selling securityholders named in the Prospectus (or their permitted transferees) of up to 89,628,274 shares of our common stock, par value $0.0001 per share (“Common Stock”), including (a) 8,066,000 shares of Common Stock held by Star Peak Sponsor II LLC (the “Sponsor”) and certain of its transferees and (b) 1,996,500 shares of Common Stock held by the Sponsor and certain of its transferees subject to substantially the same terms and restrictions applicable to the Earn Out Shares (as defined in the Prospectus) but which are not held in escrow.

The Prospectus and this prospectus supplement also relate to the issuance by us of up to 10,062,500 shares of Common Stock that are issuable upon exercise of 10,062,500 warrants issued in connection with the initial public offering of Star Peak Corp II (the “Public Warrants”).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “BHIL” and “BHIL WS,” respectively. On February 8, 2022, the closing price of our Common Stock was $2.81, and the closing price of our Public Warrants was $0.35.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 12 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 8, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):    February 2, 2022
BENSON HILL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39835	85-3374823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1001 North Warson Rd.
St. Louis, Missouri 63132
(Address of principal executive offices)
(314) 222-8218
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, $0.0001 par value	BHIL	The New York Stock Exchange
Warrants exercisable for one share of common stock at an exercise price of $11.50	BHIL WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers
Compensatory Arrangements of Certain Officers.

On February 2, 2022, DeAnn Brunts, Chief Financial Officer of Benson Hill, Inc. (the “Company”), and a member of the Board of Directors of the Company (the “Board”), notified the Company of her upcoming retirement and corresponding resignation from her position as Chief Financial Officer of the Company effective following the Company’s filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Ms.  Brunts will continue in her role as a Director of the Company following her retirement.

In anticipation of the effectiveness of Ms. Brunts’s retirement, the Company has appointed Dean Freeman (age 58) as the Company’s next Chief Financial Officer, with such appointment to occur concurrently with Ms. Brunts’s retirement. In order to facilitate Mr. Freeman’s transition into the position of Chief Financial Officer, on February 2, 2022, the Company hired Mr. Freeman as Executive Vice President, Finance. Prior to joining the Company, Mr. Freeman served as President and Chief Executive Officer of First Source Capital LLC, a commercial finance company Mr. Freeman founded in 2019 to serve the commercial real estate, trade finance, alternative finance, M&A and business finance markets. Prior to founding First Source Capital, from 2016 to 2019 Mr. Freeman served as Vice President, Finance, Information Technology, and Chief Financial Officer of GCP Applied Technologies Inc. (NYSE: GCP), a global provider of construction products technologies, since its separation from W.R. Grace & Co. in 2016, where Mr. Freeman served as Vice President, GCP Finance from 2015 to 2016. Before W.R. Grace & Co., from 2012 to 2015 Mr. Freeman was employed by Watts Water Technologies Inc. (NYSE: WTS), a global provider of water quality products and solutions for the residential, commercial and industrial real estate markets, were he served as interim President and Chief Executive Officer after serving as Executive Vice President and Chief Financial Officer. Mr. Freeman has also held senior finance and treasurer roles with Flowserve Corporation and The Stanley Works Corporation, in addition to financial and management roles of increasing responsibility with United Technologies Corporation and Alstom Power Services. Mr. Freeman earned his Master of Business Administration from Rensselaer Polytechnic Institute and his Bachelor of Science in Business Administration from the University of Connecticut.

In connection with Mr. Freeman’s appointment as Executive Vice President, Finance, Mr. Freeman will receive an annual base salary of $450,000, in addition to a one-time equity award of 300,000 restricted stock units subject to time-based vesting on an annual basis over a four-year term. Mr.  Freeman will also be eligible to earn an annual incentive bonus pursuant to the terms of the Company’s annual team incentive plan, with a target opportunity equal to 50% of Mr. Freeman’s base salary, based upon both Company and individual performance. He will also be eligible to receive annual equity awards pursuant to the Company’s long-term incentive program targeted at 75% of Mr. Freeman’s base salary in effect at the time of the grant, subject to time-based and/or performance-based vesting over a four-year term. The Company will also provide Mr. Freeman certain relocation, temporary housing and travel assistance. If Mr. Freeman’s employment is terminated by the Company for reasons other than for cause or by Mr. Freeman for good reason, Mr. Freeman will be eligible for severance under the Company’s executive severance plan.

Item 7.01    Regulation FD Disclosure.

On February 8, 2022, the Company issued a press release announcing Ms. Brunts’s retirement as Chief Financial Officer and the hiring of Mr. Freeman. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Limitation on Incorporation by Reference. The information contained in the press release attached hereto as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act except as set forth by specific reference in such a filing.

Cautionary Note Regarding Forward-Looking Statements. Except for historical information contained in the press release attached as an exhibit hereto, the press release contains forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Please refer to the cautionary note in the press release regarding these forward-looking statements.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated February 8, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENSON HILL, INC.

By:	/s/ DeAnn Brunts
DeAnn Brunts
Chief Financial Officer
Date: February 8, 2022